Exhibit 99.1
NEWS BULLETIN
RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS FISCAL 2009
FOURTH QUARTER RESULTS
PEMBROKE PINES, Florida, March 31, 2010. Claire’s Stores, Inc., a leading specialty retailer offering value-priced, fashion-right accessories and jewelry for kids, tweens, teens, and young women ages 3 to 27, today reported its financial results for the 2009 fourth quarter and fiscal year, which ended January 30, 2010.
Fourth Quarter Results
The Company reported net sales of $410.7 million for the 2009 fourth quarter, an increase of $17.7 million, or 4.5% compared to the 2008 fourth quarter. The increase was primarily attributable to $15.7 million of foreign currency translation effect of our foreign locations’ sales, an increase in same store sales of $8.0 million and new store revenue of $3.3 million, which was partially offset by the effect of stores closed in North America at the end of fiscal 2008 and the first half of fiscal 2009 of $9.6 million. Sales would have increased 0.5% excluding foreign currency rate changes.
Consolidated same store sales increased 2.1% in the 2009 fourth quarter. In North America, same store sales increased 1.2% with sales increasing at both Claire’s and Icing stores. European same store sales increased 3.7%. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.
Chief Executive Officer Gene Kahn commented, “We began 2009 with a conservative outlook based on the global economy. As the year progressed, we began to see an improving sales trend and concluded the year with a fourth quarter same store sales increase of 2.1% globally, with a positive result in both divisions across all brands.
Strengthened, fashion-right merchandise assortments, improved in-store presentation, and an expanded and refreshed marketing effort, using compelling in-store imagery and new digital activity, combined to successfully impact the holiday selling season. We advanced our efforts to position ourselves as a gift authority with our Claire’s “Gift for You, Gift for Me” global campaign focusing on distinctive giftable merchandise, seasonal categories and key items geared for each target customer group. We launched two interactive digital campaigns in North America, Claire’s Secret Santa Circle and Bling Your BFF, to initiate viral marketing exposure and to capitalize on the trend of social networking.
In 2010, we will continue to pursue same store sales growth and plan to grow new stores globally, on both an owned and franchised basis, while simultaneously maintaining our strong financial disciplines. Our goal remains to deliver distinctive merchandise assortments for each targeted customer group with the support of a strengthened Global Merchandise organization, building more meaningful customer relationships, and leveraging the improvements in digital and in-store marketing to bring us global distinction as a relevant teenage brand.
For the first quarter of 2010 consolidated same store sales are currently in the positive high single digits. However we expect the calendar shift associated with Easter to have a negative effect on this number by the end of the first quarter.”
Gross profit percentage increased 340 basis points during the 2009 fourth quarter to 53.2% compared to the 2008 fourth quarter of 49.8%. The increase consisted of a 360 basis point improvement in merchandise margin, offset by a 10 basis point increase in buying cost and a 10 basis point increase in occupancy costs. The improvement in merchandise margin was due to increased initial mark-up on purchases, reduced markdowns and decreased freight costs. Occupancy costs increased approximately $3.7 million, or $0.3 million net of foreign currency translation effect.
Selling, general and administrative expenses increased $5.2 million, or 4.1%, compared to the 2008 fourth quarter. However, excluding an increase of $5.5 million from foreign currency translation effect and a decrease of $2.2 million of non-recurring costs related to our Cost Savings Initiative and Pan European Transformation projects, the net increase in selling, general and administrative expenses would have been $2.0 million or 1.5%.
Adjusted EBITDA in the 2009 fourth quarter was $93.4 million compared to $76.4 million in the 2008 fourth quarter.

The Company defines Adjusted EBITDA as earnings before provision for income taxes, gain on early debt extinguishment, interest income and expense, impairment of assets, depreciation and amortization, excluding the impact of transaction related costs incurred in connection with its May 2007 acquisition and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments.
At January 30, 2010, cash and cash equivalents were $198.7 million and $194.0 million continued to be drawn on the Company’s Revolving Credit Facility. As previously disclosed, the Company drew the full available amount under the facility during the fiscal 2008 fourth quarter in order to preserve the availability of the commitment because a member of the facility syndicate, Lehman Brothers, filed for bankruptcy. The agent bank has not yet found a replacement for Lehman Brothers in the facility syndicate, or arranged for the assumption of Lehman Brothers’ commitment by a creditworthy entity. The Company will continue to assess whether to pay down all or a portion of this outstanding balance based on various factors, including the creditworthiness of other syndicate members and general economic conditions.
We generated cash from operating activities of $54.7 million in the 2009 fourth quarter. This was net of $44.8 million of interest payments. Capital expenditures during the three months ended January 30, 2010 were $7.3 million, of which $4.1 million related to new store openings and remodeling projects, compared with $14.1 million of capital expenditures during the three months ended January 31, 2009. During the fiscal 2009 fourth quarter, the Company paid $9.6 million to retire $3.0 million of Senior Toggle Notes and $9.9 million of Senior Subordinated Notes.
Fiscal 2009 Results
Net sales in fiscal 2009 were $1,342.4 million, a decrease of $70.6 million, or 5.0% compared to 2008. Consolidated same store sales declined 1.7% in fiscal 2009. Adjusted EBITDA in fiscal 2009 was $233.9 million, compared to $213.3 million in fiscal 2008. In addition, during fiscal 2009, the company paid $46.1 million to retire $30.5 million of Senior Toggle Notes and $52.8 million of Senior Subordinated Notes.

	January 30, 2010	October 31, 2009	January 31, 2009
Store Count as of:
North America	1,993	2,001	2,026
Europe	955	953	943

Subtotal Company-Owned	2,948	2,954	2,969

Joint Venture	211	215	214
Franchise	195	192	196

Subtotal Non-Owned	406	407	410

Total	3,354	3,361	3,379

Conference Call Information
The Company will host its fourth quarter conference call on April 1st, at 10:00 a.m. (EDT). The call-in number is 210-839-8081 and the password is “Claires.” A replay will be available through April 16, 2010. The replay number is 402-530-7636 and the password is 25247. The conference call is also being webcast and archived until April 30, 2010 on the Company’s corporate website at http://www.clairestores.com, where it can be accessed by clicking on the “Events” link located under “Financial Information” for a replay or download as an MP3 file.
Company Overview
Claire’s Stores, Inc. is a leading specialty retailer of value-priced fashion accessories and jewelry for girls and young women through its two store concepts: Claire’s® and Icing®. While the latter operates only in North America, Claire’s operates worldwide. As of January 30, 2010, Claire’s Stores, Inc. operated 2,948 stores in North America and Europe. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 211 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. The Company also franchises 195 stores in the Middle East, Turkey, Russia, South Africa, Poland, Greece, Guatemala and Malta.
Forward-looking Statements:
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; our level of indebtedness, general economic conditions; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; significant increases in our merchandise markdowns; inability to grow our store base in Europe; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our merchandise, particularly regulations relating to the content in our merchandise, and employment laws relating to overtime pay, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income, and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC on April 28, 2009. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.
Contact Information:
J. Per Brodin, Senior Vice President and Chief Financial Officer
Phone: (954) 433-3900, Fax: (954) 442-3999 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
FOURTH FISCAL QUARTER

	Three Months	Three Months
	Ended	Ended
	January 30, 2010	January 31, 2009
Net sales	$410,691	$393,013
Cost of sales, occupancy and buying expenses	192,235	197,123

Gross profit	218,456	195,890

Other expenses (income):
Selling, general and administrative	132,968	127,738
Depreciation and amortization	17,286	20,407
Impairment of assets	3,142	523,990
Severance and transaction-related costs	515	7,851
Other income, net	(3,052)	(778)

	150,859	679,208

Operating income (loss)	67,597	(483,318)
Gain on early debt extinguishment	3,212	—
Interest expense, net	43,139	48,089

Income (loss) before income tax expense	27,670	(531,407)
Income tax expense	8,205	38,130

Net income (loss)	$19,465	$(569,537)

YEAR TO DATE

	Fiscal Year	Fiscal Year
	Ended	Ended
	January 30, 2010	January 31, 2009
Net sales	$1,342,389	$1,412,960
Cost of sales, occupancy and buying expenses	659,796	720,351

Gross profit	682,593	692,609

Other expenses (income):
Selling, general and administrative	469,179	518,233
Depreciation and amortization	71,471	85,093
Impairment of assets	3,142	523,990
Severance and transaction-related costs	921	15,928
Other income, net	(4,234)	(4,499)

	540,479	1,138,745

Operating income (loss)	142,114	(446,136)
Gain on early debt extinguishment	36,412	—
Interest expense, net	177,418	195,947

Income (loss) before income tax expense	1,108	(642,083)
Income tax expense	11,510	1,509

Net loss	$(10,402)	$(643,592)

CLAIRE’S STORES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	January 30, 2010	January 31, 2009
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$198,708	$204,574
Inventories	110,338	103,691
Prepaid expenses	32,873	31,837
Other current assets	28,236	27,079

Total current assets	370,155	367,181

Property and equipment:
Land and building	19,318	22,288
Furniture, fixtures and equipment	162,602	143,702
Leasehold improvements	228,503	214,007

	410,423	379,997
Less accumulated depreciation and amortization	(182,439)	(113,926)

	227,984	266,071

Intangible assets, net of accumulated amortization of $32,532 and $19,731, respectively	580,027	587,125
Deferred financing costs, net of accumulated amortization of $29,949 and $17,646, respectively	47,641	59,944
Other assets	58,242	56,428
Goodwill	1,550,056	1,544,346

	2,235,966	2,247,843

Total assets	$2,834,105	$2,881,095

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Trade accounts payable	$45,660	$53,237
Current portion of long-term debt	14,500	14,500
Income taxes payable	10,272	6,477
Accrued interest payable	14,644	13,316
Accrued expenses and other current liabilities	96,436	107,974

Total current liabilities	181,512	195,504

Long-term debt	2,313,378	2,373,272
Revolving credit facility	194,000	194,000
Deferred tax liability	122,145	112,829
Deferred rent expense	22,082	18,462
Unfavorable lease obligations and other long-term liabilities	35,630	42,871

	2,687,235	2,741,434

Commitments and contingencies	—	—

Stockholder’s deficit:
Common stock par value $0.001 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	616,086	609,427
Accumulated other comprehensive income (loss), net of tax	2,625	(22,319)
Retained deficit	(653,353)	(642,951)

	(34,642)	(55,843)

Total liabilities and stockholder’s deficit	$2,834,105	$2,881,095

Net income (loss) reconciliation to EBITDA and Adjusted EBITDA
EBITDA represents net income (loss) before provision for income taxes, gain on early debt extinguishment, interest income and expense, impairment of assets and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude non-cash and unusual items. Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.
EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP, are not intended to represent cash flow from operations under U.S. GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
Some of the limitations of EBITDA and Adjusted EBITDA are:
•	EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA and Adjusted EBITDA do not reflect non-recurring expenses which qualify as extraordinary items such as one-time write-offs to inventory and reserve accruals.
While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.
While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in future filings we will make with the SEC.

CLAIRE’S STORES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA
(UNAUDITED)
(IN THOUSANDS)

	Three Months	Three Months	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net income (loss)	$19,465	$(569,537)	$(10,402)	$(643,592)
Income tax expense	8,205	38,130	11,510	1,509
Gain on early debt extinguishment	(3,212)	—	(36,412)	—
Interest expense	43,203	48,323	177,623	197,436
Interest income	(64)	(234)	(205)	(1,489)
Impairment of assets	3,142	523,990	3,142	523,990
Depreciation and amortization	17,286	20,407	71,471	85,093

Reported EBITDA	88,025	61,079	216,727	162,947
Book to cash rent adjustment (a)	(74)	1,067	1,582	6,457

EBITDA after rent related adjustment	87,951	62,146	218,309	169,404
Amortization of intangible assets (b)	685	466	2,198	2,059
Loss (income) in equity of joint venture (c)	237	(35)	1,014	(320)
Loss (gain) on retirement of property and equipment, net (d)	(1,428)	85	(1,389)	(130)
(Gain) loss on sale of intangible assets (e)	92	73	(506)	(1,373)
Stock compensation expense (f)	2,327	2,073	6,659	8,226
Legal settlement & related costs (g)	131	—	131	373
Relocation costs (h)	969	702	2,288	1,660
Consulting expenses (i)	1,200	—	1,200	1,132
Fixture leases (j)	—	—	—	255
Management fee (k)	750	750	3,000	3,000
Severance and transaction related costs (l)	515	7,851	921	13,546
Pan European Transformation costs (m)	—	412	30	9,140
Cost Savings Initiative costs (n)	—	1,867	15	6,369

Adjusted EBITDA	$93,429	$76,390	$233,870	$213,341

The following footnotes relate to the table above:
(a)	Represents net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

(b)	Represents non-cash amortization of lease rights.

(c)	Represents non-cash equity loss (income) from our 50:50 joint venture with AEON Co. Ltd.

(d)	Represents non-cash gains and losses on property and equipment primarily associated with remodels, relocations and closures.

(e)	Represents the (gain) loss on sale of lease rights upon exiting certain European locations.

(f)	Represents non-cash stock compensation expense.

(g)	Represents legal settlement and fees in connection with closed stores and wage and hour class action litigation in California.

(h)	Consists of costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees.

(i)	Represents non-recurring consulting expenses.

(j)	Represents non-cash amortization expenses associated with synthetic leases of store fixtures. The Company has not entered into any new synthetic leases since 2001.

(k)	Represents the management fee paid to Apollo Management and Tri-Artisan Capital Partners.

(l)	Consists of severance, legal, financial advisory, compensation, and other acquisition related expenses.

(m)	Represents costs of our strategic Pan-European Transformation project. These costs consist primarily of severance, consulting fees, compensation and legal expense which are included in buying and SG&A expenses.

(n)	Represents the costs relating to our Cost Savings Initiative project. These costs consist primarily of consulting fees.